Exhibit 99.1

Perry Ellis International Announces Record Revenue and Earnings for First Quarter Fiscal 2008

•	Revenues increase 7%

•	Net income increases 62% over reported level and 21% over pro forma level

•	Confirms guidance for Fiscal 2008

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the first quarter (“first quarter of fiscal 2008”) ended April 30, 2007. For the first quarter of fiscal 2008, total revenues grew to $228.8 million, a 7% increase compared to $214.0 million reported in the first quarter of the fiscal year ended April 30, 2006 (“first quarter of fiscal 2007”). Revenue increases were driven by several of the Company’s growth platforms – golf lifestyle, swimwear/action sports, direct retail and international. As anticipated, the shift in the retail calendar moved certain shipments from April into May, thus slightly impacting revenue growth during the first quarter of fiscal 2008.

EBITDA for the first quarter of fiscal 2008 grew to $23.2 million, a $2.6 million or 12% increase over EBITDA for the same period last year. A table showing the reconciliation of EBITDA to net income is attached.

Net income was $9.5 million compared to net income of $5.9 million and pro forma net income of $7.8 million for the same period last year. Earnings per share were $0.60 per fully diluted share, compared to earnings of $0.39 per fully diluted share and pro forma earnings of $0.52 per fully diluted share for the same period last year. Last year’s pro forma results exclude the impact of $3.0 million in debt extinguishment costs ($1.9 million net of taxes or $0.13 per fully diluted share) incurred as a result of the March 2006 repayment of the Company’s $57 million senior secured notes. Pro forma results are presented solely as a supplemental disclosure because management believes it is useful to compare the Company’s current results to the prior year results without the charge incurred during Fiscal 2007. A table showing the reconciliation of actual to pro forma results is attached.

First quarter of fiscal 2008 results were in line with management’s expectations and included a 108 basis point improvement in gross profit margin and a 50 basis point improvement in EBITDA margin to 10.1% of revenues compared to the first quarter of fiscal 2007.

George Feldenkreis, Chairman and Chief Executive Officer, commented “We are very satisfied with our results for this quarter. During the quarter, we successfully capitalized on the positive momentum built last year, as evidenced by our strong results across all of our businesses, and especially in our key growth platforms. Perry Ellis, AXIST, Grand Slam, Cubavera, PGA Tour and Swimwear brands remain on track for a record year in fiscal 2008. “

The Company ended the quarter with a strong balance sheet and cash flow. As of April 30, 2007, overall long term debt levels decreased to $244 million, a reduction of approximately $26 million compared to a year ago. Inventory levels at quarter end increased to approximately $152 million reflecting the shift in the retail calendar, along with higher levels of replenishment inventory in core styles to support our up trending business and maintain optimal fulfillment rates.

The Company confirmed its previously announced fiscal 2008 guidance with total revenues expected to be in the range of approximately $900 to $910 million and earnings in the range of $1.81 to $1.84 per fully diluted share.

“Our brand-channel-product diversification strategy remains core to our business philosophy and has proven successful once again. Our ability to balance opportunities across multiple channels allowed us to achieve a record first quarter both in revenues and profitability. Our branded product continues to perform strongly at retail, gaining doors and floor space across all distribution channels. We remain very optimistic about achieving the goals we set for Perry Ellis International this year.” Oscar Feldenkreis, President and Chief Operating Officer concluded.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Cubavera®, Savane®, Munsingwear®, Original Penguin® by Munsingwear®, AXIST®, Grand Slam®, John Henry®, Natural Issue®, Farah®, Pro Player®, Manhattan®, the Havanera Co. ®, Axis®, Tricots St. Raphael®, Mondo di Marco®, Redsand®, Gotcha®, Girl Star® and MCD®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and JAG® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended April 30,
	2007	2006
Revenues
Net sales	$222,619	$208,254
Royalty income	6,151	5,744

Total revenues	228,770	213,998
Cost of sales	150,980	143,549

Gross profit	77,790	70,449
Operating expenses
Selling, general and administrative expenses	54,593	49,821
Depreciation and amortization	2,928	2,685

Total operating expenses	57,521	52,506

Operating income	20,269	17,943
Costs on early extinguishment of debt	—	2,963
Interest expense	5,248	5,895

Income before minority interest and income taxes	15,021	9,085
Minority interest	147	(1)
Income tax provision	5,362	3,172

Net income	$9,512	$5,914

Net income per share
Basic	$0.65	$0.41

Diluted	$0.60	$0.39

Weighted average number of shares outstanding*
Basic	14,660	14,411
Diluted	15,973	15,146

*	On November 21, 2006, the Company announced a 3-for-2 stock split effected in the form of a stock dividend payable on December 29, 2006 to stockholders of record as of December 12, 2006. All prior year earnings per share references in this press release have been restated to include the impact of the stock dividend.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's)

BALANCE SHEET DATA:

	As of
	April 30, 2007	January 31, 2007
Assets
Current assets:
Cash and cash equivalents	$9,053	$4,514
Accounts receivable, net	167,244	157,420
Inventories, net	151,670	139,690
Other current assets	16,899	12,972

Total current assets	344,866	314,596

Property and equipment, net	72,338	71,989
Intangible assets, net	192,656	192,656
Other assets	11,857	13,965

Total assets	$621,717	$593,206

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$37,149	$44,295
Accrued expenses and other liabilities	29,164	31,914
Accrued interest	2,314	5,822
Unearned revenues	3,740	2,883

Total current liabilities	72,367	84,914

Long term liabilities:
Senior subordinated notes payable	149,120	149,079
Senior credit facility	68,328	61,347
Real estate mortgage	26,432	26,604
Deferred pension obligation	13,412	13,412
Unearned revenues and other liabilities	32,187	8,854

Total long term liabilities	289,479	259,296

Total liabilities	361,846	344,210

Minority interest	2,509	2,362

Stockholders' equity
Preferred stock	—	—
Common stock	147	146
Additional paid in capital	95,092	94,252
Retained earnings	160,900	151,388
Accumulated other comprehensive income	1,223	848

Total stockholders' equity	257,362	246,634

Total liabilities and stockholders' equity	$621,717	$593,206

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND GROSS PROFIT TO EBITDA(1)

(UNAUDITED)

(amounts in 000's)

	Three Months Ended April 30,
	2007	2006
Net income as reported	$9,512	$5,914
Plus:
Depreciation and amortization	2,928	2,685
Interest expense	5,248	5,895
Costs on early extinguishment of debt	—	2,963
Minority interest	147	(1)
Income tax provision	5,362	3,172

EBITDA	$23,197	$20,628

Gross profit	$77,790	$70,449
Less:
Selling, general and administrative expenses	(54,593)	(49,821)

EBITDA	$23,197	$20,628

Total revenues	$228,770	$213,998

EBITDA margin percentage of revenues	10.1%	9.6%

(1)	EBITDA consists of earnings before interest, costs on early extinguishment of debt, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO PROFORMA DILUTED EARNINGS PER SHARE (2)

(UNAUDITED)

	Three Months Ended April 30,
	2007	2006
Net Income (in thousands)	$9,512	$5,914
Plus:
Effect of debt extinguishment costs, net of tax effect	$—	$1,953

Proforma Net Income (in thousands)	$9,512	$7,867

Diluted earnings per share	$0.60	$0.39
Plus:
Effect of debt extinguishment costs, net of tax effect	$—	$0.13

Proforma diluted earnings per share	$0.60	$0.52

(2)	Proforma net income and proforma diluted earnings per share for the three months ended April 30, 2006, respectively, consists of net income and diluted earnings per share excluding the effect of approximately $3.0 million ($1.9 million, net of taxes) or $0.13 per share net of taxes, respectively, for debt extinguishment costs related to the call of our $57 million senior secured notes. Neither proforma net income nor proforma diluted earnings per share is a measurement of financial performance under accounting principles generally accepted in the United States of America. Accordingly, you should not regard this figure as an alternative to actual net income and/or diluted earnings per share. Proforma net income and proforma diluted earnings per share are presented solely as a supplemental disclosure, because management believes it is useful to compare the Company's current results to the prior year results without the charge incurred during Fiscal 2007.